Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 2, 2015

Atlas Energy Group, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, Pennsylvania

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to a total of 5,250,000 common units of the Company representing limited liability company interests (the “Common Units”), to be offered or sold pursuant to the Company’s 2015 Long Term Incentive Plan (the “Plan”), which Plan became effective upon the distribution by Atlas Energy, L.P. (“ATLS”) of all of the outstanding common units of the Company to shareholders of ATLS (the “Distribution”).

In rendering this opinion, we have examined such records and other documents (including the written document constituting the Plan, the Registration Statement and the Company’s certificate of formation and limited liability company agreement as currently in effect), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with the Company’s consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with the Company’s consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware (“Delaware Act”).

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, the Common Units will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 or 18-804 of the Delaware Act).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon certain legal matters relating to the Common Units and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz